Exhibit 99.1

CONTACTS:	Nautilus, Inc.
	Ron Arp	John Mills, ICR, Inc.
	(360) 859-2514	(310) 954-1105

NAUTILUS, INC. SIGNS COMMITMENT LETTER ON NEW LINE OF CREDIT

Vancouver, Wash. – December 31, 2007 – Nautilus, Inc. (NYSE: NLS) today announced that it has signed a commitment letter with Bank of America, N.A. to replace its current debt facility with an underwritten 5-year, $100 million asset-based loan with an accordion feature to increase to $125 million. The agreement is expected to close January 14, 2008. The loan will be syndicated by Bank of America prior to or after closing. In the interim, the Company has negotiated a forbearance on its existing debt facility.

“Our new line of credit is expected to provide sufficient liquidity to support our business strategy and the interests of our shareholders,” said Bob Falcone, President and CEO of Nautilus, Inc.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus® , Bowflex®, Schwinn®Fitness, StairMaster®, Universal®, and Pearl iZUMi®, Nautilus manufactures and markets innovative fitness products through direct, commercial, retail, and international channels. Formed in 1986, the company had 2006 sales of $680 million. It has 1,450 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia, and other locations around the world. Website: www.nautilusinc.com

Forward-Looking Statements

Certain statements contained herein are forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including statements concerning the success of efforts to improve the operating performance of Nautilus, Inc. (“Nautilus”) and the restoration of Nautilus to sustainable growth. Factors that could cause Nautilus’ actual results to differ materially from these forward-looking statements include Nautilus’ ability to effectively implement its turnaround strategy, the availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, Nautilus’ ability to effectively develop, market, and sell future products, Nautilus’ ability to get foreign sourced product through customs in a timely manner, Nautilus’ ability to effectively identify, negotiate and integrate any future strategic acquisitions, Nautilus’ ability to protect its intellectual property, the introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including Nautilus’ use of foreign manufacturers, government regulatory action, and general economic conditions. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.